PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 13, 2006	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
THIRD QUARTER 2006 RESULTS

Dynex Capital, Inc. reported a net loss of $215 thousand for the third quarter of 2006, and net income of $2.61 million for the nine months ended September 30, 2006, versus a net loss of $1.90 million for the third quarter of 2005, and net income of $8.63 million for the nine months ended September 30, 2005. After consideration of preferred dividends, net loss to common shareholders for the third quarter of 2006 was $1.22 million, or $0.10 per common share, versus a net loss of $3.24 million, or $0.27 per common share, for the same period in 2005.
The Company reported that common equity book value was $92.81 million, or $7.65 per common share, at the end of the third quarter. Common equity book value is derived by subtracting preferred stock liquidation preference from total shareholders’ equity. The Company also reported adjusted common equity book value and adjusted book value per common share of $98.06 million and $8.08 per share, respectively, at the end of the third quarter. Adjusted common equity book value consists of common equity book value, adjusted to include certain investments, net of associated financing, at their estimated fair values, based on anticipated cash flows from these investments discounted at estimated market rates. These investments consist primarily of securitized finance receivables, other mortgage loans and investment in joint venture, which are carried at amortized cost in the Company’s consolidated financial statements. Because a substantial portion of the Company’s investments are carried at cost rather than fair value, the Company believes that adjusted common equity book value and adjusted common equity book value per share, which are non-GAAP measures, are useful to its shareholders in understanding the estimated fair value of the Company’s investment assets, after consideration of associated financing and the preferred stock liquidation preference. A reconciliation of the adjustments to common equity book value and adjusted common equity book value per share is included in this press release.

The Company has scheduled a conference call for Tuesday, November 14, 2006 at 11:00 a.m. Eastern Time to discuss the third quarter results. Investors may participate in the call by dialing (877) 267-2094.

Third Quarter Results and Discussion
A joint venture with an affiliate of Deutsche Bank, A.G., which the Company entered during the third quarter, as previously reported, had a significant impact on the results for the quarter. In connection with the initial formation of the joint venture, the Company contributed to the joint venture its interests in $279.0 million of securitized finance receivables (backed by commercial mortgage loans) which had been pledged to a trust and which secured $254.5 million in securitization financing. As a result of the contribution, the Company derecognized these amounts from its consolidated balance sheet during the quarter, and recognized a loss of $1.19 million on the derecognition. Also in connection with the formation of the joint venture, the Company agreed to remit to the joint venture cash flows that it will receive in the future on an additional $182.4 million in securitized finance receivables (also backed by commercial mortgage loans), which collateralizes $165.7 million in securitization financing, and recorded an “obligation under payment agreement” of $16.4 million to reflect this commitment. The $182.4 million in securitized finance receivables and the $165.7 million in securitization financing will continue to be carried in the Company’s financial statements. In return for the contributions discussed above, the Company received a 49.875% investment in the joint venture, an amount equal to that received by the Deutsche Bank affiliate. The Company recorded an initial investment in the joint venture of $38.3 million at the time of its formation. The joint venture currently owns the assets contributed by the Company and the $36.5 million in cash contributed by the Deutsche Bank affiliate.

In addition to the $1.19 million loss recorded on the formation of the joint venture discussed above, the results for the third quarter of 2006 include a charge of $1.66 million from the Company’s proportionate share of the joint venture’s net loss for the period. The loss in the joint venture stemmed from the impairment of a delinquent securitized finance receivable after the joint venture was formed, as a result of a reduction in the estimated net realizable value of a delinquent commercial mortgage loan, based on the results of the efforts to sell the underlying real estate collateralizing the loan.

The Company also reported that net interest income on its investment portfolio was $3.17 million, versus $2.61 million for the third quarter of 2005 and $2.54 million for the second quarter of 2006. Net interest income in the third quarter included approximately $335 thousand of interest income from favorable level-yield adjustments resulting from higher than anticipated prepayments, primarily on securitized commercial mortgage loans. These favorable adjustments impacted the net interest spread and weighted-average yield on interest-earning assets, which were 0.64% and 8.21%, respectively, for the third quarter of 2006, versus 0.05%

and 7.59%, respectively, for the second quarter of 2006, and 0.23% and 7.05%, respectively, for the third quarter of 2005. The weighted-average cost of funds for the quarter was 7.56%, which was essentially flat to last quarter. The weighted-average cost of funds in the third quarter of 2005 was 6.82%. Net yield on average interest-earning assets, which is derived as net interest income divided by average interest-earning assets, was 2.16% for the quarter ended September 30, 2006 versus 1.42% for the second quarter 2006. Absent the $335 thousand of interest income from the level-yield adjustments discussed above, net yield on average interest-earning assets would have been 1.95%.

The Company reported other income of $433 thousand, which includes $386 thousand received from the one-time release of certain funds previously held to provide credit enhancement on securitization financing issued by the Company.

At September 30, 2006, the Company’s investment portfolio consisted of $143.26 million in securitized single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $236.08 million in fixed-rate securitized commercial mortgage loans, which are financed with fixed rate liabilities. Cash and cash equivalents was $52.28 million at September 30, 2006, and the Company had additional repurchase agreement borrowing capacity of $12.3 million based on the estimated fair value of currently unencumbered liquid securities.

Thomas B. Akin, Chairman, stated, “We were pleased to announce the joint venture with a Deutsche Bank affiliate this quarter. We believe this venture will enhance our access to future deal flow, and it effectively reduces our commercial mortgage loan risk by almost 50%. The net loss this quarter reflects a write down from initial contribution of assets by the Company into the joint venture, and a further reserve for those same assets held by the venture. Along with the assets we contributed, the joint venture has approximately $36.5 million in cash, and our current expectation is that this cash will be deployed in acquiring mortgage related assets, and asset-backed securities with acceptable risk-return profiles for both Dynex and Deutsche Bank. And as we had previously communicated, we will have an equal voice with our partner in the accumulation and disposition of those assets.”

Mr. Akin continued, “This quarter we have introduced a new disclosure we are calling ‘adjusted common equity book value’. This disclosure is meant to give our shareholders a sense of the common equity book value if you adjusted our net investment assets, inclusive of their source of financing and the preferred stock liquidation preference, to their estimated fair values. A large portion of our balance sheet is carried at historical cost and does not reflect higher, or in some cases lower, fair value. We will include additional information in our Quarterly Report on Form 10-Q and I encourage our shareholders to review it for further details on this measure.”

Mr. Akin concluded, “The environment for asset purchases this quarter, while certainly improved, was not sufficient for us to add significantly to our investment portfolio. The Federal Reserve has held short term interest rates steady the last two meetings, but risk adjusted yields are still insufficient to merit additional leverage. Recent negative trends in mortgage delinquencies reported by others has only reinforced our credit concerns. We have a very liquid balance sheet presently and have ample capital available for opportunistic reinvestment both within Dynex and at the joint venture. Through the joint venture relationship, we have added significant capabilities to our existing team of investment professionals. We will continue to pursue partnerships of other joint ventures to leverage our capabilities with other capital and expertise. We will also continue to consider all strategic options available to Dynex beyond traditional mortgage REIT deployment of capital. We believe that foregoing short term gains will ultimately create greater long term opportunities for our shareholders and the flexibility of our operating structure will prove beneficial to our shareholders.”

The Company also stated that the trial court in Allegheny County, Pennsylvania, certified a class action lawsuit filed in 1998 against GLS Capital, Inc. (GLS), a subsidiary of the Company. The plaintiffs in this lawsuit allege that GLS illegally charged the taxpayers of Allegheny County certain attorney fees, costs and expenses, and interest in the collection of delinquent property tax receivables owned by GLS. GLS believes the claims are without merit and intends to vigorously defend itself in this matter. The Company does not believe that the ultimate outcome in this matter will materially impact its financial condition but may have a material impact on reported results for the particular period presented.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, availability of suitable reinvestment opportunities, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and other reports filed with and furnished to the Securities and Exchange Commission.

DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$52,285	$45,235
Securitized finance receivables, net	362,629	722,152
Securities	14,968	24,908
Other investments	3,069	4,067
Other mortgage loans	4,289	5,282
Investment in joint venture	36,618	-
Other assets	5,817	4,332

	$479,675	$805,976

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Securitization financing:
Non-recourse securitization financing	$219,050	$516,578
Repurchase agreements secured by securitization financing	103,253	133,104
Repurchase agreements secured by securities	-	211
Obligation under payment agreement	16,369	-
Other liabilities	5,982	6,749
	344,654	656,642

SHAREHOLDERS' EQUITY
Preferred stock	41,749	55,666
Common stock	121	122
Additional paid-in capital	366,637	366,903
Accumulated other comprehensive income	440	140
Accumulated deficit	(273,926)	(273,497)
	135,021	149,334

	$479,675	$805,976

Book value per common share	$7.65	$7.65

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Interest income	$13,000	$15,717	$41,958	$58,303
Interest and related expense	9,831	13,103	33,958	48,500
	3,169	2,614	8,000	9,803

(Provision for) recapture of loan losses	(67)	(1,622)	52	(4,547)

Net interest income after provision for loan losses	3,102	992	8,052	5,256

Equity in loss of joint venture	(1,661)	-	(1,661)	-
(Loss) gain on sale of investments, net	(1,109)	(48)	(968)	9,802
Impairment charges	-	(207)	-	(2,259)
Other income (expense)	433	(1,026)	662	331
General and administrative expenses	(980)	(1,610)	(3,473)	(4,500)

Net (loss) income	(215)	(1,899)	2,612	8,630
Preferred stock charge	(1,003)	(1,336)	(3,041)	(4,010)

Net (loss) income to common shareholders	$(1,218)	$(3,235)	$(429)	$4,620

Change in net unrealized gain/loss on :
Investments classified as available-for-sale	(148)	(116)	300	(4,464)
Hedge instruments	-	21	-	605

Comprehensive (loss) income	$(363)	$(1,994)	$2,912	$4,771

Net (loss) income per common share:
Basic and diluted	$(0.10)	$(0.27)	$(0.04)	$0.38

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
September 30, 2006
(Thousands except share data)
(unaudited)

Shareholders' equity	$135,021

Less: Preferred stock liquidation preference	(42,215)

Common equity book value	92,806

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	5,343
Other mortgage loans	874
Investment in joint venture	(967)

Adjusted common equity book value	$98,056

Adjusted book value per common share	$8.08

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